UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2007

ARBIOS SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-32603 (Commission File Number)	91-1955323 (I.R.S. Employer Identification No.)

1050 Winter Street, Suite 1000 Waltham, Massachusetts (Address of Principal Executive Offices)	02451 (Zip Code)

(781) 839-7292
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 19, 2007, Arbios Systems, Inc. (the “Company”) entered into a Manufacturing & Supply Agreement (the “Supply Agreement”) with NxStage Medical, Inc. (“NxStage”) for the manufacture and supply of the Company’s SEPET™ Liver Assist Device for use in clinical trials and for commercial sale. The Supply Agreement provides that NxStage will be the Company’s exclusive manufacturer and supplier of the SEPET™ Liver Assist Device for commercial sale until the fifth anniversary of regulatory approval of the device. Under the Supply Agreement, NxStage will not manufacture, supply or sell the Company’s device to other parties and if NxStage manufactures, supplies or sells a competing product, as defined in the Supply Agreement, subject to certain exceptions, the Company may terminate the arrangement or convert it into a non-exclusive arrangement. In addition, if the Company purchases more than a certain number of devices in one calendar year, the Company will be subject to an annual minimum purchase requirement for the remainder of the agreement, which minimum will be subject to adjustment each year. The Supply Agreement provides for pre-established per-unit pricing, including quantity discounts and yearly adjustments.

The Supply Agreement will terminate upon the earlier of (i) the seventh anniversary of regulatory approval of the device or (ii) the seventh anniversary of the date of the Supply Agreement if regulatory approval of the device is not obtained by such date. The Supply Agreement may be terminated by either party (i) upon an extended prior notice period, (ii) upon a material breach by the other party that remains uncured, or (iii) upon notice if the other party becomes insolvent, files for bankruptcy, goes into liquidation or a receiver is appointed over all or a major part of the other parties’ assets. In addition, the Company may terminate the Supply Agreement or terminate the exclusivity of the Supply Agreement, upon the occurrence of certain events.

A copy of the press release announcing the entry into the Supply Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Exhibit
99.1	Press Release dated October 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBIOS SYSTEMS, INC.

Date: October 25, 2007	By:	/s/ SHAWN P. CAIN
Shawn P. Cain, Interim President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release dated October 23, 2007